Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

Board of Directors and Stockholders

Asset Acceptance Capital Corp.

We have audited the internal control over financial report of Asset Acceptance Capital Corp. (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Report of Management on Internal Control over Financial Reporting (“Management’s Report”). Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a deficiency, or combination of control deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. The following material weakness has been identified and included in management’s assessment.

Internal controls related to management’s review of deferred tax assets and liabilities were not effectively designed to ensure that all deferred tax balances would be realized in future periods.

In our opinion, because of the effect of the material weakness described above on the achievement of the objectives of the control criteria, the Company has not maintained effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by COSO.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of the Company as of and for the year ended December 31, 2012. The material weakness identified above was considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2012 consolidated financial statements, and this report does not affect our report dated March 7, 2013 which expressed an unqualified opinion on those financial statements.

We do not express an opinion or any other form of assurance on the remedial or prospective information included in the Report of Management on Internal Control Over Financial Reporting.

/s/ GRANT THORNTON LLP

Southfield, Michigan

March 7, 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Asset Acceptance Capital Corp.

We have audited the accompanying consolidated balance sheets of Asset Acceptance Capital Corp. (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Asset Acceptance Capital Corp. and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 7, 2013 expressed an adverse opinion.

/s/ GRANT THORNTON LLP

Southfield, Michigan

March 7, 2013

ASSET ACCEPTANCE CAPITAL CORP.

Consolidated Statements of Financial Position

	December 31, 2012	December 31, 2011
ASSETS
Cash	$14,012,541	$6,990,757
Purchased receivables, net	370,899,893	348,710,787
Income taxes receivable	620,096	354,241
Property and equipment, net	12,568,066	14,488,659
Goodwill	14,323,071	14,323,071
Other assets	12,314,572	11,172,804

Total assets	$424,738,239	$396,040,319

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$3,467,348	$3,296,905
Accrued liabilities	22,416,766	20,018,561
Income taxes payable	426,353	1,925,761
Notes payable	182,911,146	172,122,870
Capital lease obligations	37,020	221,420
Deferred tax liability, net	65,422,456	60,474,041

Total liabilities	274,681,089	258,059,558

Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized; issued shares—33,443,347 and 33,334,281 at December 31, 2012 and 2011, respectively	334,433	333,343
Additional paid in capital	151,749,449	150,449,620
Retained earnings	40,080,226	29,162,645
Accumulated other comprehensive loss, net of tax	(548,948)	(532,592)
Common stock in treasury; at cost, 2,672,237 and 2,649,729 shares at December 31, 2012 and 2011, respectively	(41,558,010)	(41,432,255)

Total stockholders’ equity	150,057,150	137,980,761

Total liabilities and stockholders’ equity	$424,738,239	$396,040,319

See accompanying notes.

ASSET ACCEPTANCE CAPITAL CORP.

Consolidated Statements of Operations

	For the Years Ended December 31,
	2012	2011	2010
Revenues
Purchased receivable revenues, net	$226,049,227	$216,919,918	$195,793,601
Gain on sale of purchased receivables	7,728	—	1,212,042
Other revenues, net	884,233	1,156,150	1,394,177

Total revenues	226,941,188	218,076,068	198,399,820

Expenses
Salaries and benefits	59,500,796	67,475,414	72,388,974
Collections expense	112,830,333	98,704,750	99,298,403
Occupancy	5,595,393	5,722,350	6,729,589
Administrative	8,874,206	9,025,145	9,818,058
Depreciation and amortization	4,788,112	4,166,279	4,665,775
Restructuring charges	726,454	74,664	4,224,899
(Gain) loss on disposal of equipment and other assets	(167,544)	(4,066)	213,794

Total operating expenses	192,147,750	185,164,536	197,339,492

Income from operations	34,793,438	32,911,532	1,060,328
Other income (expense)
Interest expense	(20,768,016)	(11,760,564)	(11,203,730)
Interest income	28,152	322	7,598
Loss on extinguishment of debt	—	(1,110,850)	—
Other	8,708	(32,052)	68,004

Income (loss) before income taxes	14,062,282	20,008,388	(10,067,800)
Income tax expense (benefit)	3,144,701	7,983,828	(8,451,668)

Net income (loss)	$10,917,581	$12,024,560	$(1,616,132)

Weighted-average number of shares:
Basic	30,883,936	30,763,388	30,693,315
Diluted	31,057,465	30,833,245	30,693,315
Earnings (loss) per common share outstanding:
Basic	$0.35	$0.39	$(0.05)
Diluted	$0.35	$0.39	$(0.05)

See accompanying notes.

ASSET ACCEPTANCE CAPITAL CORP.

Consolidated Statements of Comprehensive Income

	For the Year Ended December 31,
	2012	2011	2010
Net income	$10,917,581	$12,024,560	$(1,616,132)

Other comprehensive income (loss):
Unrealized gain (loss) on cash flow hedging:
Unrealized (loss) gain arising during period	(997,679)	(385,562)	(1,266,639)
Less: reclassification adjustment for loss included in net income	139,948	2,057,722	3,158,649

Net unrealized (loss) gain on cash flow hedging	(857,731)	1,672,160	1,892,010
Reclassification of accumulated losses on de-designated hedge included in net income	942,641	166,348	—

Other comprehensive gain, before tax	84,910	1,838,508	1,892,010
Income tax provision related to other comprehensive income	(101,266)	(690,730)	(616,929)

Other comprehensive (loss) income, net of tax	(16,356)	1,147,778	1,275,081

Comprehensive income (loss)	$10,901,225	$13,172,338	$(341,051)

See accompanying notes.

ASSET ACCEPTANCE CAPITAL CORP.

Consolidated Statements of Stockholders’ Equity

	Number of Shares	Common Stock	Additional Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Loss, net of tax	Common Stock in Treasury	Total Stockholders’ Equity
Balance at January 1, 2010	33,220,132	$332,201	$148,243,688	$18,754,217	$(2,955,451)	$(41,277,171)	$123,097,484
Net loss				(1,616,132)			(1,616,132)
Other comprehensive income					1,275,081		1,275,081
Purchase of treasury shares						(48,519)	(48,519)
Issuance of common stock	28,783	288	(288)
Compensation expense under share-based compensation plan			1,194,802				1,194,802

Balance at December 31, 2010	33,248,915	$332,489	$149,438,202	$17,138,085	$(1,680,370)	$(41,325,690)	$123,902,716

Net loss				12,024,560			12,024,560
Other comprehensive income					1,147,778		1,147,778
Purchase of treasury shares						(106,565)	(106,565)
Issuance of common stock	85,366	854	(854)
Compensation expense under share-based compensation plan			1,012,272				1,012,272

Balance at December 31, 2011	33,334,281	$333,343	$150,449,620	$29,162,645	$(532,592)	$(41,432,255)	$137,980,761

Net income				10,917,581			10,917,581
Other comprehensive loss					(16,356)		(16,356)
Purchase of treasury shares						(125,755)	(125,755)
Issuance of common stock	109,066	1,090	32,949				34,039
Compensation expense under share-based compensation plan			1,266,880				1,266,880

Balance at December 31, 2012	33,443,347	$334,433	$151,749,449	$40,080,226	$(548,948)	$(41,558,010)	$150,057,150

See accompanying notes.

ASSET ACCEPTANCE CAPITAL CORP.

Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2012	2011	2010
Cash flows from operating activities
Net income (loss)	$10,917,581	$12,024,560	$(1,616,132)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	4,788,112	4,166,279	4,665,775
Amortization of deferred financing costs and debt discount	3,537,064	1,688,493	1,285,437
Loss on extinguishment of debt	—	1,110,850	—
Amortization of de-designated hedge	116,696	175,077	—
Deferred income taxes	4,847,149	6,919,657	(5,278,029)
Share-based compensation expense	1,266,880	1,012,272	1,194,802
Net impairment reversal of purchased receivables	(8,458,000)	(6,210,400)	(2,335,443)
Non-cash revenue	(7,515)	(2,276)	(12,752)
(Gain) loss on disposal of equipment and other assets	(167,544)	(4,066)	213,794
Gain on sale of purchased receivables	(7,728)	—	(1,212,042)
Non-cash restructuring charges and impairment of assets	198,103	11,982	1,189,900
Changes in assets and liabilities:
(Increase) decrease in other assets	(2,337,087)	(2,478,970)	164,376
(Decrease) increase in accounts payable and other accrued liabilities	2,456,220	(2,950,657)	7,621,184
(Increase) decrease in net income taxes receivable	(1,765,263)	3,924,457	2,004,173

Net cash provided by operating activities	15,384,668	19,387,258	7,885,043

Cash flows from investing activities
Investment in purchased receivables, net of buybacks	(164,061,855)	(160,470,910)	(137,489,164)
Principal collected on purchased receivables	150,250,234	139,291,054	135,373,084
Proceeds from sale of purchased receivables	95,758	—	1,730,236
Purchases of property and equipment	(3,148,165)	(5,781,414)	(2,347,584)
Payments made for asset acquisition	—	—	(793,750)
Proceeds from sale of property and equipment	354,576	99,000	5,255

Net cash used in investing activities	(16,509,452)	(26,862,270)	(3,521,923)

Cash flows from financing activities
Repayments of term loan facility	(8,750,000)	(133,359,956)	(10,462,558)
Borrowings under term loan facility, net of discount	—	163,625,000	—
Net borrowings (repayments) on revolving credit facility	17,200,000	(15,700,000)	7,700,000
Payments of deferred financing costs	(3,469)	(5,515,070)	(775,808)
Repayments of capital lease obligations	(208,247)	(113,143)	(75,980)
Purchase of treasury shares	(125,755)	(106,565)	(48,519)
Proceeds from stock options exercised	34,039	—	—

Net cash provided by (used in) financing activities	8,146,568	8,830,266	(3,662,865)

Net increase in cash	7,021,784	1,355,254	700,255
Cash at beginning of year	6,990,757	5,635,503	4,935,248

Cash at end of year	$14,012,541	$6,990,757	$5,635,503

Supplemental disclosure of cash flow information
Cash paid for interest, net of capitalized interest	$17,408,043	$9,541,748	$10,184,277
Net cash paid (received) for income taxes	$62,816	$(2,860,286)	$(5,177,813)
Non-cash investing and financing activities:
Change in fair value of swap liability	$31,786	$(1,955,204)	$(1,892,010)
Change in unrealized loss on cash flow hedge	$(16,356)	$1,147,778	$1,275,081
Change in purchased receivable obligations	$—	$—	$(2,399,832)
Capital lease obligations incurred	$23,847	$132,084	$—

See accompanying notes.

ASSET ACCEPTANCE CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

Nature of Operations

Asset Acceptance Capital Corp. (a Delaware corporation) and its subsidiaries (collectively referred to as the “Company”) are engaged in the purchase and collection of defaulted and charged-off accounts receivable portfolios. These receivables are acquired from consumer credit originators, primarily credit card issuers including private label card issuers, consumer finance companies, telecommunications and other utility providers, resellers and other holders of consumer debt. The Company may periodically sell receivables from these portfolios to unaffiliated parties.

In addition, the Company finances the sales of consumer product retailers referred to as finance contract receivables and licenses a proprietary collection software application referred to as licensed software.

Reporting Entity

The accompanying consolidated financial statements include the accounts of Asset Acceptance Capital Corp. (“AACC”) and all wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The Company currently has three operating segments, one for purchased receivables, one for finance contract receivables and one for licensed software. The finance contract receivables and licensed software operating segments are not material and therefore are not disclosed separately from the purchased receivables segment.

During 2010, the Company ceased operations and subsequently dissolved its Premium Asset Recovery Corporation (“PARC”) wholly owned subsidiary. Refer to Note 8, “Restructuring Charges” and Note 13, “Income Taxes” for additional information related to these actions.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items related to such estimates include the timing and amount of future cash collections on purchased receivables, deferred tax assets, goodwill and share-based compensation. Actual results could differ from those estimates making it reasonably possible that a change in these estimates could occur within one year.

Goodwill

Goodwill is not amortized, instead, it is reviewed annually to assess recoverability or more frequently if impairment indicators are present. Impairment charges are recorded for intangible assets when the estimated fair value is less than the book value. Refer to Note 12, “Fair Value” for additional information about the fair value of goodwill.

The Company first assesses qualitative factors to determine whether it is necessary to perform the two-step goodwill impairment analysis prescribed by U.S. GAAP. The first step of the goodwill impairment test compares the fair value of a reporting unit with the book value, including goodwill. If the fair value of the reporting unit exceeds its book value, goodwill is not considered impaired. The estimate of fair value of the Company’s reporting unit, the purchased receivables operating segment, is determined using various valuation techniques, including market capitalization and an analysis of discounted cash flows. At the time of the Company’s annual goodwill impairment test in the fourth quarter of 2012, market capitalization exceeded book value. In addition, the Company performed a discounted cash flow analysis to estimate the fair value of its reporting unit. This fair value calculated from this analysis was also compared to book value and indicated that goodwill was not impaired. Refer to Note 12, “Fair Value” for additional information.

The Company’s goodwill was $14,323,071 as of December 31, 2012 and 2011.

During the third quarter of 2010, the Company decided to no longer purchase and collect healthcare accounts receivable. As a result, the Company recognized an impairment charge for the net book value of trademark and trade names associated with the healthcare collection operations of $812,400. This impairment is included in “Restructuring charges” in the accompanying consolidated statements of operations. Refer to Note 8, “Restructuring Charges”, for further information on impairment of assets.

There was no amortization of intangible assets during the years ended December 31, 2012 and 2011. During the year ended December 31, 2010, amortization expense was $266,665. The Company had no other intangible assets as of December 31, 2012 and 2011, respectively.

Accrued Liabilities

The details of accrued liabilities were as follows:

	December 31,
	2012	2011
Accrued general and administrative expenses(1)	$11,285,695	$6,882,437
Accrued payroll, benefits and bonuses	6,696,284	8,334,908
Deferred rent	1,929,910	2,376,936
Fair value of derivative instruments	857,731	825,945
Accrued interest expense	692,733	897,975
Accrued restructuring charges(2)	522,420	279,538
Deferred revenue	184,988	172,376
Other accrued expenses	247,005	248,446

Total accrued liabilities	$22,416,766	$20,018,561

(1)

Accrued general and administrative expenses included $4,803,908 as of December 31, 2012 for commissions and reimbursable expenses payable to our preferred third party law firm for performance of legal collection activities on our behalf. Accrued general and administrative expenses as of December 31, 2011 included $2,500,000 related to a litigation contingency. Refer to Note 10, “Contingencies” for more information.

(2)

The accrued restructuring charges of $522,420 in 2012 are related to closing the Tempe, Arizona office. The accrued restructuring charges of $279,538 in 2011 are related to closing the San Antonio, Texas office. Refer to Note 8, “Restructuring Charges” for additional information.

Revenue Recognition

The Company accounts for its investment in purchased receivables using the guidance provided in Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Subtopic 310-30, “Loans and Debt Securities Acquired with Deteriorated Credit Quality”, (“Interest Method”). Refer to Note 3, “Purchased Receivables and Revenue Recognition”, for additional discussion of the Company’s method of accounting for purchased receivables and recognizing revenue.

Cash

The Company maintains cash balances with high quality financial institutions. Management periodically evaluates the creditworthiness of such institutions. The Dodd-Frank Wall Street Reform and Consumer Protection Act provided temporary unlimited deposit insurance coverage for noninterest-bearing accounts at all financial institutions insured by the Federal Deposit Insurance Corporation (“FDIC”) from December 31, 2010 through December 31, 2012. At December 31, 2012 and 2011, the Company did not maintain cash balances in interest-bearing accounts in excess of FDIC-insured limits. Beginning January 1, 2013, cash balances may be in excess of the amounts insured by the FDIC.

Concentrations of Risk

For the years ended December 31, 2012 and 2011, the Company invested 60.6% and 55.0% (net of buybacks), respectively, in purchased receivables from its top three sellers. One seller was included in the top three for both years.

Seasonality

The Company’s success depends on its ability to collect on purchased portfolios of charged-off consumer receivables. Collections tend to be seasonally higher in the first and second quarters of the year due to consumers’ receipt of tax refunds and other factors. Conversely, collections tend to be lower in the third and fourth quarters of the year due to consumers’ spending in connection with summer vacations, the holiday season and other factors. Collections and operating expenses may fluctuate from quarter to quarter depending on inventory management strategies, such as the Company’s investment in court costs through the legal collection channel. In addition, the Company’s operating results may be affected by the timing of purchases of portfolios of charged-off consumer receivables, which may increase collections and costs associated with initiating collection activities. The timing of purchases, inventory strategies and other operational factors may result in collections that offset typical seasonal patterns. Revenue recognized is relatively level, excluding the impact of impairments or impairment reversals, due to the application of the Interest Method of revenue recognition. Consequently, income and margins may fluctuate from quarter to quarter.

Collections from Third Parties

The Company regularly utilizes unaffiliated third parties, primarily attorneys and other contingent collection agencies, to collect certain account balances on behalf of the Company in exchange for a percentage of the balance collected or a fixed fee. The Company generally receives net proceeds and records gross cash collections received by third parties. The Company records the fee paid to the third parties, and the reimbursement of certain legal and other costs, as a component of collections expense. In June 2011, the Company began shifting certain legal in-house collection activities to a third party preferred partner, which resulted in increased third party collections. The percent of gross cash collections from third party relationships was 65.6%, 45.0% and 35.9% for the years ended December 31, 2012, 2011 and 2010, respectively.

Interest Expense

Interest expense includes interest on the Company’s credit facilities, unused facility fees, the ineffective portion of the change in fair value of the Company’s derivative financial instrument (refer to Note 5, “Derivative Financial Instruments and Risk Management”), interest payments made on the interest rate swap, amortization of deferred financing costs and amortization of original issue discount.

The components of interest expense were as follows:

	Years Ended December 31,
	2012	2011	2010
Interest expense	$17,230,952	$10,072,071	$9,918,293
Amortization of original issue discount	2,338,277	297,870	—
Amortization of deferred financing costs	1,198,787	1,390,623	1,285,437

Total interest expense	$20,768,016	$11,760,564	$11,203,730

Interest of $1,726 and $13,854 related to software developed for internal use was capitalized during the years ended December 31, 2011 and 2010, respectively.

Earnings (Loss) Per Share

Earnings (loss) per share reflect net earnings (loss) divided by the weighted-average number of shares outstanding. The following table provides a reconciliation between basic and diluted weighted-average shares outstanding:

	Years Ended December 31,
	2012	2011	2010
Basic weighted-average shares outstanding	30,883,936	30,763,388	30,693,315
Dilutive weighted-average shares(1)	173,529	69,857	—

Diluted weighted-average shares outstanding	31,057,465	30,833,245	30,693,315

(1)

Includes the dilutive effect of outstanding stock options, deferred stock units and restricted shares (collectively the “Share-Based Awards”). Share-Based Awards that are contingent upon the attainment of performance goals are not included in dilutive weighted-average shares until the performance goals have been achieved.

There were 1,001,720 and 1,311,688 outstanding Share-Based Awards that were not included within the diluted weighted-average shares as their fair value or exercise price exceeded the market price of the Company’s common stock at December 31, 2012 and 2011, respectively, and thus were anti-dilutive. Diluted weighted-average shares outstanding equals basic weighted-average shares outstanding as a result of the net loss for the year ended December 31, 2010.

Comprehensive Income

Comprehensive income includes changes in equity other than those resulting from investments by owners and distributions to owners. Net income is the primary component of comprehensive income. Currently, the Company’s only component of comprehensive income other than net income is the change in unrealized gain or loss, including the amortization of previous losses, on derivative instruments qualifying as cash flow hedges, net of tax. The aggregate amount of changes to equity that have not yet been recognized in net income are reported in the equity portion of the accompanying consolidated statements of financial position as “Accumulated other comprehensive loss, net of tax”.

Fair Value of Financial Instruments

The fair value of financial instruments is estimated using available market information and other valuation methods. Refer to Note 12, “Fair Value” for more information.

Reclassifications

Prior period deferred tax liabilities related to goodwill and other intangible assets, property and equipment, and other items have been reclassified to conform to the current period presentation.

Recently Issued Accounting Pronouncements

The following accounting pronouncements have been issued and are effective for the Company during or after fiscal year 2012.

In May 2011, the FASB issued guidance that clarifies the requirements for measuring fair value and for disclosing information about fair value measurements, including a consistent meaning of the term “Fair Value”. This guidance is effective prospectively for interim and annual periods beginning on or after December 15, 2011. The Company adopted this guidance effective January 1, 2012. The adoption of this guidance did not have a material impact on the Company’s financial position, results of operations or cash flows.

In June 2011, the FASB issued guidance that amends the reporting requirements for comprehensive income. The new requirements are intended to increase the prominence of other comprehensive income and its components. This guidance requires a reporting entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. This guidance is effective retroactively for interim and annual periods beginning after December 15, 2011. The FASB subsequently deferred the effective date of certain provisions of this guidance pertaining to the reclassification of items out of accumulated other comprehensive income, pending the issuance of further guidance described below. Effective January 1, 2012, the Company adopted the provisions of this guidance that were not deferred. The adoption of this guidance did not have a material impact on the Company’s financial position, results of operations or cash flows.

In December 2011, the FASB issued guidance that enhances certain disclosure requirements about financial instruments and derivatives instruments that are subject to netting arrangements. This guidance is effective retroactively for interim and annual periods beginning on or after January 1, 2013. The adoption of this guidance is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

In February 2013, the FASB issued guidance that amends the reporting requirements for comprehensive income pertaining to the reclassification of items out of accumulated other comprehensive income. The guidance is effective prospectively for interim and annual periods beginning after December 15, 2012. The adoption of this guidance is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

3. Purchased Receivables and Revenue Recognition

Purchased receivables are receivables that have been charged-off as uncollectible by the originating organization and many times have been subject to previous collection efforts. The Company acquires pools of homogenous accounts, which are the rights to the unrecovered balances owed by individual debtors, through such purchases. The receivable portfolios are purchased at a substantial discount (generally more than 90%) from their face values due to a deterioration of credit quality since origination and are initially recorded at the Company’s acquisition cost, which equals fair value at the acquisition date. Financing for purchasing is provided by cash generated from operations and from borrowings on the Company’s revolving credit facility.

The Company accounts for its investment in purchased receivables using the Interest Method when the Company has reasonable expectations of the timing and amount of cash flows expected to be collected. Accounts purchased may be aggregated into one or more static pools within each quarter, based on a similar risk rating and one or more predominant risk characteristics. The risk rating, which is provided by a third party, is generally similar for all accounts since the Company’s purchased receivables have all been charged-off by the credit originator. Accounts typically have one or more other predominant risk characteristics. The Company therefore aggregates most accounts purchased within each quarter. Each static pool of accounts retains its own identity and does not change over the remainder of its life. Each static pool is accounted for as a single unit for revenue recognition.

Collections on each static pool are allocated to revenue and principal reduction based on an internal rate of return (“IRR”). The IRR is the rate of return that each static pool requires to amortize the cost or carrying value of the pool to zero over its estimated life, which is the period over which the Company believes it can accurately forecast collections. Each pool’s IRR is determined by estimating future cash flows, which are based on historical collection data for pools with similar characteristics. Estimated future cash flows may also be impacted by internal or external factors. Internal factors include (a) revisions to initial and post-acquisition recovery scoring and modeling estimates, (b) operational strategies, and (c) changes in productivity related to turnover and tenure of the Company’s collection staff. External factors include (a) new laws or regulations relating to collection efforts or new interpretations of existing laws or regulations and (b) the overall condition of the economy.

The actual life of each pool may vary, but will generally range between 36 and 84 months depending on the expected collection period. Monthly cash flows greater than revenue recognized will reduce the carrying value of each static pool. Monthly cash flows lower than revenue recognized will increase the carrying value of each static pool. Each static pool is reviewed at least quarterly and compared to historical trends and operational data to determine whether it is performing as expected. This review is used to determine future estimated cash flows. If revised cash flow estimates are greater than original estimates, the IRR is increased prospectively to reflect the revised estimate of cash flows over the remaining life of the static pool. If revised cash flow estimates are less than original estimates, the IRR remains unchanged and an impairment is recognized to reduce the carrying balance of the static pool. If cash flow estimates increase in periods subsequent to recording an impairment, reversal of the previously recognized impairment is made prior to any increases to the IRR.

Agreements to purchase receivables typically include general representations and warranties from the sellers covering the accuracy of seller provided information regarding the receivables, the origination and servicing of the receivables in compliance with applicable consumer protection laws and regulations, free and clear title to the receivables, obligor death, bankruptcy, fraud and settled or paid receivables prior to sale. The agreements typically permit the return of certain receivables from the Company back to the seller. The general time frame to return receivables is within 90 to 180 days from the date of the purchase agreement. Proceeds from returns, also referred to as buybacks, are applied against the carrying value of the static pool.

The cost recovery method is used when collections on a particular portfolio cannot be reasonably predicted. When appropriate, the cost recovery method may be used for pools that previously had an IRR assigned to them. Under the cost recovery method, no revenue is recognized until the Company has fully collected the cost of the portfolio. There were no unamortized pools on the cost recovery method as of December 31, 2012. As of December 31, 2011, the Company had six unamortized pools on the cost recovery method with an aggregate carrying value of $215,036.

Although not its usual business practice, the Company may periodically sell, on a non-recourse basis, all or a portion of a pool to unaffiliated parties. The Company does not have any significant continuing involvement with those accounts subsequent to sale. Proceeds of these sales are compared to the carrying value of the accounts and a gain or loss is recognized on the difference between proceeds received and the carrying value, which is included in “Gain on sale of purchased receivables” in the accompanying consolidated statements of operations. The agreements to sell receivables typically include general representations and warranties.

Changes in purchased receivables portfolios were as follows:

	Years Ended December 31,
	2012	2011
Beginning balance, net	$348,710,787	$321,318,255
Investment in purchased receivables, net of buybacks	164,061,855	160,470,910
Cost of sale of purchased receivables sold	(88,030)	—
Cash collections	(367,833,946)	(349,998,296)
Purchased receivable revenues, net	226,049,227	216,919,918

Ending balance, net	$370,899,893	$348,710,787

Accretable yield represents the amount of revenue the Company expects over the remaining life of existing portfolios. Nonaccretable yield represents the difference between the remaining expected cash flows and the total contractual obligation outstanding, or face value, of purchased receivables. Changes in accretable yield were as follows:

	Years Ended December 31,
	2012	2011
Beginning balance(1)	$478,230,548	$427,464,854
Revenue recognized on purchased receivables, net	(226,049,227)	(216,919,918)
Additions due to purchases	184,766,572	193,420,634
Reclassifications from nonaccretable yield	55,450,506	74,264,978

Ending balance(1)	$492,398,399	$478,230,548

(1)	Accretable yield is a function of estimated remaining cash flows based on expected work effort and historical collections.

Changes in purchased receivables portfolios under the cost recovery method were as follows:

	Years Ended December 31,
	2012	2011
Beginning balance	$215,036	$962,461
Reclassifications from amortizing pools	—	1,274,839
Buybacks, impairments and resale adjustments	(2,244)	(446)
Cash collections prior to becoming fully amortized	(212,792)	(2,021,818)

Ending balance	$—	$215,036

Impairments are accounted for as a valuation allowance against the carrying value of purchased receivables and may be reversed in future periods, which reduce the valuation allowance. During the years ended December 31, 2012, 2011 and 2010, the Company recorded net impairment reversals of $8,458,000, $6,210,400 and $2,335,443, respectively. Net impairment reversals increase revenue and the carrying value of purchased receivable portfolios in the period in which they are recorded.

Changes in the purchased receivables valuation allowance were as follows:

	Years Ended December 31,
	2012	2011	2010
Beginning balance	$55,914,400	$87,323,300	$104,416,455
Impairments	4,347,000	2,838,900	1,140,757
Reversal of impairments	(12,805,000)	(9,049,300)	(3,476,200)
Deductions(1)	(22,288,100)	(25,198,500)	(14,757,712)

Ending balance	$25,168,300	$55,914,400	$87,323,300

(1)

Deductions represent valuation allowances on purchased receivable portfolios that became fully amortized during the period and, therefore, the balance is removed from the valuation allowance since it can no longer be reversed.

4. Notes Payable

The Company maintains a credit agreement with JPMorgan Chase Bank, N.A., as administrative agent, and a syndicate of lenders named therein, effective November 14, 2011 (the “Credit Agreement”). Under the terms of the Credit Agreement, the Company has a five-year $95,500,000 revolving credit facility which expires in November 2016 (the “Revolving Credit Facility”), which may be limited by financial covenants, and a six-year $175,000,000 term loan facility which expires in November 2017 (the “Term Loan Facility” and together with the Revolving Credit Facility, the “Credit Facilities”). The Credit Agreement replaced a similar credit agreement with JPMorgan Chase Bank, N.A entered into during June 2007.

The Company incurred $5,515,070 in deferred financing costs in 2011 as a result of entering into the new Credit Agreement. The Company also incurred $11,375,000 of original issue discount related to the Term Loan Facility as a result of entering into the new Credit Agreement. The Company incurred deferred financing costs of $775,808 during the year ended December 31, 2010 to amend the former credit agreement. The Company expensed the unamortized portion of deferred financing costs related to the former term loan, $1,110,850, during the year ended December 31, 2011, which is included in “Loss on extinguishment of debt”, in the accompanying consolidated statements of operations.

The Credit Facilities bear interest at a rate per annum equal to, at the Company’s option, either:

•

a base rate equal to the higher of (a) the Federal Funds Rate plus 0.5%, and (b) the prime commercial lending rate as set forth by the administrative agent’s prime rate, plus an applicable margin which (1) for the Revolving Credit Facility, will range from 3.0% to 3.5% per annum based on the Leverage Ratio (as defined), and (2) for the Term Loan Facility is 6.25%; or

•

a LIBOR rate, not to be less than 1.5% for the Term Loan Facility, plus an applicable margin which (1) for the Revolving Credit Facility, will range from 4.0% to 4.5% per annum based on the Leverage Ratio, and (2) for the Term Loan Facility is 7.25%.

The Credit Agreement includes an accordion loan feature that allows the Company to request an aggregate $75,000,000 increase in the Revolving Credit Facility and/or the Term Loan Facility. The Credit Facilities also include sublimits for $10,000,000 of letters of credit and for $10,000,000 of swingline loans (which bear interest at the bank’s alternative rate, which was 4.25% at December 31, 2012). The Credit Agreement is secured by substantially all of the Company’s assets. The Credit Agreement also contains certain covenants and restrictions that the Company must comply with, which as of December 31, 2012 were:

•	Leverage Ratio (as defined) cannot exceed 1.5 to 1.0 at any time; and

•

Ratio of Consolidated Total Liabilities (as defined) to Consolidated Tangible Net Worth (as defined) cannot exceed (i) 2.5 to 1.0 at any time prior to June 30, 2014, or (ii) 2.25 to 1.0 at any time thereafter; and

•

Ratio of Cash Collections (as defined) to Estimated Quarterly Collections (as defined) must equal or exceed 0.80 to 1.0 for any fiscal quarter, and if not achieved, must then equal or exceed 0.85 to 1.0 for the following fiscal quarter for any period of two consecutive fiscal quarters.

The financial covenants may restrict the Company’s ability to borrow against the Revolving Credit Facility. However, at December 31, 2012, we were able to access the total available borrowings on the Revolving Credit Facility of $70,100,000 based on the financial covenants. Borrowing capacity may be reduced under this ratio in the future if there are significant declines in cash collections or increases in operating expenses that are not offset by a reduction in outstanding borrowings. The Credit Facility also includes a borrowing base limit of 25% of estimated remaining collections, calculated on a monthly basis, which will also limit the Company’s ability to borrow.

The Credit Agreement contains a provision that requires the Company to repay Excess Cash Flow (as defined) to reduce the indebtedness outstanding under the Term Loan Facility. The Excess Cash Flow repayment provisions are:

•	75% of the Excess Cash Flow for such fiscal year if the Leverage Ratio was greater than 1.25 to 1.0 as of the end of such fiscal year;

•	50% of the Excess Cash Flow for such fiscal year if the Leverage Ratio was less than or equal to 1.25 to 1.0 but greater than 1.0 to 1.0 as of the end of such fiscal year; or

•	0% if the Leverage Ratio is less than or equal to 1.0 to 1.0 as of the end of such fiscal year.

The Company was not required to make an Excess Cash Flow payment based on the results of operations for the years ended December 31, 2012, 2011 and 2010. The Company made payment on the former term loan facility of $8,962,558 in March 2010 based on the former credit agreement’s excess cash flow provisions.

The Term Loan Facility requires quarterly principal repayments over the term of the agreement, with any remaining principal balance due on the maturity date. The following table details the remaining required repayment amounts:

Year Ending December 31,	Amount
2013	$8,750,000
2014	14,000,000
2015	22,748,000
2016	22,748,000
2017(1)	98,004,000

(1)	Includes three quarterly principal payments with the remaining balance due on the maturity date.

Voluntary prepayments are permitted on the Term Loan Facility subject to certain fees. If a voluntary prepayment is made on or prior to November 14, 2013, the Company must pay a prepayment premium of 1.0% of the amount prepaid. There are no premiums for voluntary prepayments made after November 14, 2013.

Commitment fees on the unused portion of the Revolving Credit Facility are paid quarterly, in arrears, and are calculated as an amount equal to a margin of 0.50% on the average amount available on the Revolving Credit Facility.

The Credit Agreement requires the Company to effectively cap, collar or exchange interest rates on a notional amount of at least 25% of the outstanding principal amount of the Term Loan Facility. Refer to Note 5, “Derivative Financial Instruments and Risk Management” for additional information on the Company’s derivative financial instruments that satisfy this requirement.

Outstanding borrowings on notes payable were as follows:

	December 31,
	2012	2011
Term Loan Facility	$166,250,000	$175,000,000
Revolving Credit Facility	25,400,000	8,200,000
Original issue discount on Term Loan	(8,738,854)	(11,077,130)

Total Notes Payable	$182,911,146	$172,122,870

Weighted average interest rate on total outstanding borrowings	8.26%	8.56%
Weighted average interest rate on revolving credit facility	5.09%	4.57%

The Company was in compliance with all covenants of the Credit Agreement as of December 31, 2012.

5. Derivative Financial Instruments and Risk Management

Risk Management

The Company may periodically enter into derivative financial instruments, typically interest rate swap agreements, to reduce its exposure to fluctuations in interest rates on variable-rate debt and their impact on earnings and cash flows. The Company does not utilize derivative financial instruments with a level of complexity or with a risk greater than the exposure to be managed nor does it enter into or hold derivatives for trading or speculative purposes. The Company periodically reviews the creditworthiness of the swap counterparty to assess the counterparty’s ability to honor its obligation. Counterparty default would further expose the Company to fluctuations in variable interest rates.

The Company records derivative financial instruments at fair value. Refer to Note 12, “Fair Value” for additional information.

Derivative Financial Instruments

In September 2007, the Company entered into an amortizing interest rate swap agreement whereby, on a quarterly basis, it swapped variable rates under its Term Loan Facility for fixed rates. At inception and for the first year, the notional amount of the swap was $125,000,000. Every year thereafter, on the anniversary of the swap agreement the notional amount decreased by $25,000,000. The agreement expired on September 13, 2012.

Prior to entering into the new Credit Agreement in November 2011, the swap was designated and qualified as a cash flow hedge. The effective portion of the change in fair value was reported as a component of Accumulated Other Comprehensive Income (“AOCI”) in the accompanying consolidated financial statements. The ineffective portion of the change in fair value of the derivative was recorded to interest expense. Upon entering into the new Credit Agreement, the swap was de-designated as a cash flow hedge because it was no longer expected to be highly effective in mitigating changes in variable interest rates. Accordingly, the amount recognized in AOCI prior to de-designation was reclassified into earnings on a straight-line basis over the remaining term of the agreement. Losses of $942,641, net of tax of $410,049, were amortized to “Interest expense” and “Income tax expense”, respectively, in the accompanying consolidated statement of operations for the year ended December 31, 2012. Losses of $166,348, net of tax of $72,362, were amortized to “Interest expense” and “Income tax expense”, respectively, for the year ended December 31, 2011. In addition, subsequent to the de-designation as a cash flow hedge, changes in fair value of the swap were recognized in earnings during the period in which they occurred.

On January 13, 2012, the Company entered into a new amortizing interest rate swap agreement effective March 13, 2012. On a quarterly basis, the Company will swap variable rates equal to three-month LIBOR, subject to a 1.5% floor, for fixed rates. The notional amount of the new swap was initially set at $19,000,000. In September 2012, when the original swap agreement expired, the notional amount of the new swap increased to $43,000,000 and subsequently, will amortize in proportion to the principal payments on the Term Loan Facility through March 2017 when the notional amount will be $26,000,000. The Company’s new derivative instrument is designated and qualifies as a cash flow hedge.

The following tables summarize the fair value of derivative instruments:

	December 31, 2012		December 31, 2011
	Financial Position Location	Fair Value	Financial Position Location	Fair Value
Interest rate swap instruments
Derivatives qualifying as hedging instruments	Accrued liabilities	$857,731	Accrued liabilities	$—
Derivatives not qualifying as hedging instruments	Accrued liabilities	—	Accrued liabilities	825,945

Total interest rate swap instruments		$857,731		$825,945

The following tables summarize the impact of derivatives designated as hedging instruments:

Derivative	Amount of Gain (Loss) Recognized in AOCI (Effective Portion)			Location of Gain (Loss) Reclassified from AOCI into Income (Effective Portion)	Amount of Gain (Loss) Reclassified from AOCI into Income (Effective Portion)			Location of Gain (Loss) Recognized in Income (Ineffective Portion and Amount Excluded from Effectiveness Testing)	Amount of Gain (Loss) Recognized in Income (Ineffective Portion and Amount Excluded from Effectiveness Testing)
	Years Ended December 31,				Years Ended December 31,				Years Ended December 31,
	2012	2011	2010		2012	2011	2010		2012	2011	2010
Interest rate swap	$(997,679)	$(385,562)	$(1,266,639)	Interest expense	$(139,948)	$(2,057,722)	$(3,158,649)	Interest Expense	$—	$(6,694)	$3,173

Total	$(997,679)	$(385,562)	$(1,266,639)	Total	$(139,948)	$(2,057,722)	$(3,158,649)	Total	$—	$(6,694)	$3,173

As of December 31, 2012, the Company did not have any fair value hedges.

6. Property and Equipment

Property and equipment consisted of the following:

	December 31,
	2012	2011
Computer equipment and software	$25,252,305	$24,580,463
Furniture and fixtures	3,755,771	4,808,522
Office equipment	2,446,980	2,711,654
Leasehold improvements	2,087,434	2,087,382
Equipment under capital leases	302,307	410,544

Total property and equipment, at cost	33,844,797	34,598,565
Less accumulated depreciation and amortization	(21,276,731)	(20,109,906)

Net property and equipment	$12,568,066	$14,488,659

Property and equipment is recorded at cost. Expenditures for repairs and maintenance are charged to operations as incurred. Material leasehold improvements are capitalized and amortized over the remaining life of the lease. The Company records depreciation and amortization expense on a straight-line basis with lives ranging from three to ten years. Depreciation and amortization of property and equipment was $4,788,112, $4,166,279 and $4,399,110 for the years ended December 31, 2012, 2011 and 2010, respectively. The Company also incurred amortization of intangible assets during the year ended December 31, 2010 of $266,665.

The Company capitalizes qualifying computer software development costs. Costs incurred during the application development stage are capitalized and amortized over the software’s useful life on a straight-line basis, beginning when the project is completed. Costs associated with preliminary project stage activities, training, maintenance and all other post implementation stage activities are expensed as incurred. The Company’s policy provides for the capitalization of certain payroll costs for employees who are directly associated with internal use computer software projects, as well as external direct costs of services associated with developing or obtaining internal use software, including interest expense. Personnel costs are capitalized for the time spent directly on software development projects. For the years ended December 31, 2012, 2011 and 2010, the Company capitalized $300,000, $304,583 and $269,267, respectively, of payroll costs related to software developed for internal use.

7. Associate Benefits

The Company is self-insured for health and prescription drug benefits, subject to certain stop-loss limitations. The Company recognized expense for health and prescription drug benefits, program administration, stop-loss insurance and other employee related insurance premiums of $4,124,261, $6,125,545 and $6,040,459 for the years ended December 31, 2012, 2011 and 2010, respectively. The expense is based on actual and estimated claims incurred. Accrued liabilities in the accompanying consolidated statements of financial position include $350,000, $450,000 and $500,000 for estimated health and prescription drug benefits incurred but not reported as of December 31, 2012, 2011 and 2010, respectively.

The Company maintains a defined contribution profit sharing plan with 401(k) features for substantially all associates. Associates may contribute up to the annual maximum amount determined by the Internal Revenue Service ($17,000 for 2012 plus an additional $5,500 “catch-up” for eligible associates) to the plan each year. Company matching contributions had been suspended in September 2009. In August 2011, the Company reinstated matching contributions at a rate of 100% of the first 3% of each participant’s salary deferral. In January 2012, the Company increased matching contributions to 100% of the first 3% of each participant’s salary deferral and 50% of the next 2% deferred. The Company recognized matching contribution expense of $1,251,531 and $280,173 for the years ended December 31, 2012 and 2011, respectively. There were no unpaid contributions as of December 31, 2012. The unpaid contribution was $13,963 as of December 31, 2011.

8. Restructuring Charges

On November 1, 2011 and September 10, 2012, the Company announced plans to close its call center operations in the San Antonio, Texas and Tempe, Arizona offices, respectively. On October 4, 2010 and December 30, 2010, the Company announced its plans to close its call center operations in the Chicago, Illinois and Cleveland, Ohio offices, respectively. On July 29, 2010, the Company announced its commitment to no longer purchase and collect healthcare accounts receivable. Subsequently, the Company sold its healthcare accounts to a third party and closed its Deerfield Beach, Florida office. Proceeds from the sale were $1,399,550, and the Company recognized a gain of $881,383, which is included in “Gain on sale of purchased receivables” in the accompanying consolidated statements of operations.

The Company recognized restructuring charges for these actions of $726,454, $74,664 and $4,224,889 during the years ended December 31, 2012, 2011 and 2010, respectively. These charges include employee termination benefits, contract termination costs for the real estate leases, write-off of furniture and equipment, impairment of intangible assets and other exit costs. The employee termination benefits, contract termination costs and other exit costs require the outlay of cash of approximately $500,000, $600,000 and $3,000,000 for actions taken in 2012, 2011 and 2010, respectively. The impairment of intangible assets and furniture and equipment represent non-cash charges of approximately $200,000, $100,000 and $1,200,000 for actions taken in 2012, 2011 and 2010, respectively.

The components of restructuring expenses were as follows:

	Years Ended December 31,
	2012	2011	2010
Contract termination costs	$198,638	$—	$1,184,751
Impairment of furniture and equipment	198,103	11,982	377,500
Employee termination benefits	192,270	62,682	1,702,103
Impairment of intangible assets	—	—	812,400
Other	137,443	—	148,145

Total restructuring charges	$726,454	$74,664	$4,224,899

The reserve for restructuring charges as of December 31, 2012 and 2011 was $522,420 and $279,538, respectively. The changes in the reserve were as follows:

	Employee Termination Benefits	Contract Termination Costs	Fixed Assets and Other	Total
Restructuring liability as of January 1, 2011	$1,025,429	$1,145,762	$423,054	$2,594,245
Costs incurred and charged to expense	62,682	—	11,982	74,664
Payments	(912,013)	(1,145,762)	(34,164)	(2,091,939)
Adjustments to furniture and equipment	—	—	(297,432)	(297,432)

Restructuring liability as of December 31, 2011	$176,098	$—	$103,440	$279,538

Costs incurred and charged to expense	192,270	198,638	335,546	726,454
Payments	(294,107)	(58,283)	(131,182)	(483,572)
Adjustments to furniture and equipment	8,860	(8,860)	—	—

Restructuring liability as of December 31, 2012	$83,121	$131,495	$307,804	$522,420

As of December 31, 2012, all restructuring activities were substantially complete.

9. Share-Based Compensation

On May 10, 2012, shareholders of the Company approved the 2012 Stock Incentive Plan (“2012 Plan”) that provides for awards of stock options, stock appreciation rights, restricted stock grants and units, performance share awards and annual incentive awards to eligible key associates, directors and consultants, subject to certain annual grant limitations. The Company reserved 3,300,000 shares of common stock for issuance in conjunction with share-based awards to be granted under the plan of which 3,213,170 shares remained available as of December 31, 2012. The purpose of the 2012 Plan is (a) promote the best interests of the Company and its shareholders by encouraging employees, consultants and directors of the Company to acquire an ownership interest in the Company by granting stock-based awards, aligning their interests with those of shareholders, as well as cash-based awards, and (b) enhance the ability of the Company to attract, motivate and retain qualified employees and directors.

The 2012 Plan replaced a similar stock incentive plan adopted in 2004 (“2004 Plan”). The 2004 Plan also provided for awards of stock options, stock appreciation rights, restricted stock grants and units, performance share awards and annual incentive awards to eligible key associates, directors and consultants. There were awards for 1,630,514 shares under the 2004 Plan outstanding at December 31, 2012. Those awards are subject to the terms and conditions of each grant and may vest, expire or be forfeited based on the achievement of time-based or service-based conditions. No additional awards will be made under the 2004 Plan.

Based on historical experience, the Company uses an annual forfeiture rate for stock option awards of 3% and 16% for executives and non-executive employees, respectively. The Company uses an annual forfeiture rate of 6% for restricted share unit awards for both executives and non-executives. Grants made to non-associate directors generally vest when the director terminates his or her board service, are expensed when granted, and therefore have no forfeitures.

Share-based compensation expense and related tax benefits were as follows:

	Years Ended December 31,
	2012	2011	2010
Share-based compensation expense	$1,266,880	$1,012,272	$1,194,802
Tax benefits	456,584	403,897	472,903

The Company’s share-based compensation arrangements are described below.

Stock Options

Effective January 1, 2012, the Company began utilizing the Black-Scholes model to calculate the fair value of stock option awards on the date of grant using the assumptions noted in the following table. The fair value of stock option awards calculated by the Black-Scholes model is not significantly different from the Whaley Quadratic approximation model used in prior years. With regard to the Company’s assumptions stated below, the expected volatility is based on the historical volatility of the Company’s stock and management’s estimate of the volatility over the contractual term of the options. The expected term of the options are based on management’s estimate of the period of time for which the options are expected to be outstanding. The risk-free rate is derived from the U.S. Treasury yield curve on the date of grant. Changes to the input assumptions can result in different fair market value estimates.

The following table summarizes the assumptions used to determine the fair value of stock options granted:

Options issue year:	2012	2011	2010
Expected volatility	63.99%	59.90%-63.99%	57.20%-59.90%
Expected dividends	0.00%	0.00%	0.00%
Expected term	4 Years	4 Years	4 Years
Risk-free rate	0.67%	1.45%-1.77%	2.20%-2.42%

As of December 31, 2012, the Company had options outstanding for 1,221,095 shares of its common stock under the stock incentive plans. These options have been granted to key associates and non-associate directors of the Company. Option awards are generally granted with an exercise price equal to the market price of the Company’s stock at the date of grant and have contractual terms ranging from seven to ten years. Options granted to key associates generally vest between one and five years from the grant date whereas options granted to non-associate directors generally vest immediately. The fair value of stock options is expensed on a straight-line basis over the requisite service period.

Stock option compensation expense was as follows:

	Years Ended December 31,
	2012	2011	2010
Salaries and benefits(1)	$256,515	$287,988	$393,390
Administrative expenses(2)	—	61,647	147,297

Total	$256,515	$349,635	$540,687

(1)	Salaries and benefits include amounts for associates.

(2)	Administrative expenses include amounts for non-associate directors.

The following table summarizes all stock option transactions from January 1, 2012 through December 31, 2012:

	Options Outstanding	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
			(in years)
Beginning balance	1,139,438	$10.39
Granted	104,883	4.40
Exercised	(5,776)	5.89
Forfeited or expired	(17,450)	6.28

Outstanding at December 31, 2012	1,221,095	9.96	3.94	$181,457

Exercisable at December 31, 2012	959,384	$11.35	3.63	$128,602

The weighted-average grant date fair value of options granted during the years ended December 31, 2012, 2011 and 2010 was $2.13, $2.46 and $3.17, respectively. The total intrinsic value of stock options exercised during the year ended December 31, 2012 was $10,089. No options were exercised during 2011 and 2010.

As of December 31, 2012, there was $412,798 of total unrecognized compensation expense related to nonvested stock options, which consisted of $397,074 for options expected to vest and $15,724 for options not expected to vest. Unrecognized compensation expense for options expected to vest was expected to be recognized over a weighted-average period of 2.35 years.

Restricted Share Units and Deferred Stock Units

During the year ended December 31, 2012, the Company granted 201,215 restricted share units and 17,622 deferred stock units (collectively referred to as “RSUs”), respectively, to key associates and non-associate directors under the Company’s Stock Incentive Plan. Each RSU is equal to one share of the Company’s common stock. RSUs do not have voting rights but would receive common stock dividend equivalents in the form of additional RSUs. The value of RSUs was equal to the market price of the Company’s stock at the date of grant.

RSUs granted to associates generally vest over two to four years, based upon service or performance conditions. RSUs granted to non-associate directors generally vest when the director terminates his or her board service. At December 31, 2012, 73,675 of RSUs previously granted to associates will vest contingent on the attainment of performance conditions. When associates’ RSUs vest, associates have the option of selling a portion of vested shares to the Company in order to cover payroll tax obligations. The Company expects to repurchase approximately 36,000 shares for RSUs that are expected to vest in 2013.

The fair value of RSUs granted to associates is expensed on a straight-line basis over the requisite service period based on the number of RSUs expected to vest. For RSUs with performance conditions, if those conditions are not expected to be met, the compensation expense previously recognized is reversed. The fair value of RSUs granted to non-associate directors is expensed immediately.

Compensation expense for RSUs, net of reversals, was as follows:

	Years Ended December 31,
	2012	2011	2010
Salaries and benefits(1)	$520,840	$528,297	$450,911
Administrative expenses(2)	489,525	134,340	203,204

Total	$1,010,365	$662,637	$654,115

(1)	Salaries and benefits include amounts for associates.

(2)	Administrative expenses include amounts for non-associate directors.

The Company generally issues shares of common stock for RSUs as they vest. The following table summarizes all RSU related transactions from January 1, 2012 through December 31, 2012:

Nonvested RSUs	RSUs	Weighted-Average Grant-Date Fair Value
Beginning balance	403,714	$5.96
Granted	218,837	5.02
Vested and issued	(103,290)	5.81
Forfeited	(34,439)	5.03

Ending balance	484,822	$5.70

As of December 31, 2012, there was $1,126,578 of total unrecognized compensation expense related to RSUs granted to associates, which was comprised of $1,033,877 for RSUs expected to vest and $92,701 for RSUs not expected to vest. Unrecognized compensation expense for RSUs expected to vest is expected to be recognized over a weighted-average period of 2.09 years. As of December 31, 2012, there were 155,871 RSUs, included as part of total outstanding nonvested RSUs in the table above, awarded to non-associate directors for which shares are expected to be issued when the director terminates his or her board service.

10. Contingencies

Litigation Contingencies

The Company is involved in certain legal matters that management considers incidental to its business. The Company recognizes liabilities for contingencies and commitments when a loss is probable and estimable. The Company recognizes expense for defense costs when incurred. The Company does not expect these routine legal matters, either individually or in the aggregate, to have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

On January 30, 2012, the Company announced a settlement of the FTC’s investigation of its debt collection practices with the filing of a consent decree in the United States District Court for the Middle District of Florida. The consent decree ended an FTC investigation that began in February 2006 under the Federal Trade Commission Act, Fair Debt Collection Practices Act and Fair Credit Reporting Act. As part of the consent decree, the Company agreed to undertake industry-leading consumer protection practices, including, among other things, furnishing additional disclosures when collecting debt past the statute of limitations. The Company also agreed to pay a civil penalty of $2,500,000, which had previously been accrued. The full payment was made in February 2012. The Company does not expect its compliance with the consent decree to have a material adverse effect on its business.

11. Long-Term Commitments

Leases

The Company has several operating leases, primarily for office space. The leases expire at various dates through 2016, before consideration of renewal options. The total amount of rental payments are charged to rent expense using the straight-line method over the term of the lease. The difference between rent expense recorded and the amount paid is credited or charged to “Deferred rent”, which is included in “Accrued liabilities” in the accompanying consolidated statements of financial position. Total rent expense related to operating leases was $4,250,020, $4,229,452, and $5,298,373 for the years ended December 31, 2012, 2011 and 2010, respectively. Sublease payments received from third parties were $106,096 and $100,720 for the years ended December 31, 2012 and 2010, respectively. There were no sublease payments received from third parties during 2011.

The following is a schedule of future minimum lease payments under operating and capital leases, together with the present value of the net minimum lease payments related to capital leases, as of December 31, 2012:

	Operating Leases	Capital Leases
Years ending December 31:
2013	$5,035,049	$21,769
2014	5,098,017	5,952
2015	4,116,243	5,952
2016	1,619,934	5,952
2017	66,104	4,464
2018	22,178	—

Total minimum lease payments(1)	$15,957,525	44,090

Less amount representing interest		(4,961)

Present value of net minimum lease payments		$39,129

(1)	Minimum lease payments have not been reduced by minimum sublease rentals of $401,235 due through November 30, 2014 under noncancelable subleases.

Other Long-Term Commitments

The Company’s Term Loan Facility requires quarterly repayments as described in Note 4, “Notes Payable”. At December 31, 2012, the Company had contractual interest due on derivative instruments totaling $3,387,538 through March 2017.

Employment Agreements

The Company has employment agreements with three executive members of management. The agreements call for the payment of base compensation, bonuses based on achievement of financial and operating metrics and certain benefits, such as medical insurance. All three employment agreements automatically renew on their expiration date for one year unless the executive or the Company terminates the employment agreement in writing. The agreements also include confidentiality and non-compete provisions, and provide for compensation after separation under certain circumstances, including a change of control.

Forward Flow Agreements

At December 31, 2012, the Company was party to eight forward flow contracts that allow for the purchase of defaulted consumer receivables at pre-established prices. These contracts have terms beyond December 31, 2012 with the last contract expiring in October 2013. The estimated expected remaining purchase price of receivables to be acquired under existing forward flow contracts at December 31, 2012 was approximately $49,199,000. The Company records the acquisition of receivables from forward flow contracts when rights to the accounts are transferred to the Company, which is generally at the time purchases are funded.

12. Fair Value

The Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

Level 1	—	Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2	—

Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3	—

Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability.

Disclosure of the estimated fair value of financial instruments often requires the use of estimates. The Company uses the following methods and assumptions to estimate the fair value of financial instruments:

		Fair Value Measurements at Reporting Date Using
	Total Recorded Fair Value at December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Interest rate swap liability	$857,731	—	$857,731	—

The fair value of the interest rate swap represents the amount the Company would pay to terminate or otherwise settle the contract at the financial position date, taking into consideration current unearned gains and losses. The fair value was determined using a market approach, and is based on the three-month LIBOR curve for the remaining term of the swap agreement. Refer to Note 5, “Derivative Financial Instruments and Risk Management”, for additional information about the fair value of the interest rate swap.

Goodwill

Goodwill is assessed annually for impairment using fair value measurement techniques. The Company first assesses qualitative factors to determine whether it is necessary to perform the two-step goodwill impairment analysis prescribed by U.S. GAAP. Goodwill impairment, if applicable, is determined using a two-step test. The first step of the impairment test is used to identify potential impairment by comparing the fair value of a reporting unit with its book value, including goodwill. If the fair value of the reporting unit exceeds its book value, goodwill is considered not impaired and the second step of the test is unnecessary. If the book value of the reporting unit exceeds its fair value, the second step of the impairment test is performed to measure the amount of impairment loss, if any. The second step of the impairment test compares the implied fair value of the reporting unit’s goodwill with the book value. If the book value of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. That is, the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit. Events that could, in the future, result in impairment include, but are not limited to, sharply declining cash collections or a significant negative shift in the risk inherent in the reporting unit.

The estimate of fair value of the Company’s goodwill is determined using various valuation techniques including market capitalization, which is a Level 1 input, and an analysis of discounted cash flows, which includes Level 3 inputs. A discounted cash flow analysis requires various judgmental assumptions including assumptions about future cash collections, revenues, growth rates and discount rates. The Company bases these assumptions on its budget and long-term plans. Discount rate assumptions are based on an assessment of the risk inherent in the reporting unit.

At the time of the annual goodwill impairment test, November 1, 2012, market capitalization exceeded book value. However, during certain periods throughout 2012 market capitalization was lower than book value. As a result, the Company performed a step one analysis to assess the fair value of the goodwill of the Company’s single reporting unit. The Company prepared a discounted cash flow analysis, which resulted in fair value in excess of book value. The result of the fair value calculation indicated goodwill was not impaired. Based on the fair value calculation, the Company believes there was no impairment of goodwill as of November 1, 2012.

The Company did not have other intangible assets as of December 31, 2012 and 2011. However, during the third quarter of 2010, the Company decided to no longer purchase and collect healthcare accounts receivable. As a result, the Company recognized an impairment charge for the net book value of intangible assets for trademark and trade names associated with the healthcare collection activities of $812,400, which is included in “Restructuring charges” in the accompanying consolidated statements of operations.

The following disclosures pertain to the fair value of certain assets and liabilities, which are not measured at fair value in the accompanying consolidated financial statements.

Purchased Receivables

The Company’s purchased receivables had carrying values of $370,899,893 and $348,710,787 at December 31, 2012 and 2011, respectively. The Company computes the fair value of purchased receivables by discounting total estimated future cash flows generated by its forecasting model using a weighted-average cost of capital. The fair value of purchased receivables was approximately $510,000,000 and $425,000,000 as of December 31, 2012 and 2011, respectively.

Credit Facilities

The Company’s Credit Facilities had carrying value of $182,911,146 and $172,122,870 as of December 31, 2012 and 2011, respectively, which is net of original issue discount on the Term Loan Facility.

The following table summarizes the carrying value and estimated fair value of the Credit Facilities:

	December 31, 2012	December 31, 2011
Term Loan Facility carrying value(1)	$166,250,000	$175,000,000
Term Loan Facility estimated fair value(1,2)	167,289,063	167,125,000
Revolving Credit Facility carrying value(3)	25,400,000	8,200,000

(1)	The carrying value and estimated fair value of the Term Loan Facility excludes the unamortized balance of the original issue discount.

(2)	The Company computes the fair value of its Term Loan Facility based on quoted market prices.

(3)	The fair value of the outstanding balance of the Revolving Credit Facility approximated carrying value.

13. Income Taxes

The Company recorded income tax expense of $3,144,701 for the year ended December 31, 2012 with an effective income tax rate of 22.4%. The rate differed from the federal statutory rate mainly due to various state tax initiatives undertaken in 2012.

The provision for income tax expense (benefit) consisted of the following:

	Years Ended December 31,
	2012	2011	2010
Current (benefit) expense:
Federal	$(77,556)	$241,310	$(3,384,068)
State	(1,624,891)	822,861	210,429

Total current (benefit) expense	(1,702,447)	1,064,171	(3,173,639)
Deferred expense (benefit):
Federal	4,886,280	6,945,850	(4,607,441)
State	(39,132)	(26,193)	(670,588)

Total deferred expense (benefit)	4,847,148	6,919,657	(5,278,029)

Total income tax expense (benefit)	$3,144,701	$7,983,828	$(8,451,668)

The difference between the calculated effective tax rate and the statutory federal income tax rate of 35% per annum was as follows:

	Years Ended December 31,
	2012	2011	2010
Federal tax expense (benefit) at statutory rate	$4,921,799	$7,002,936	$(3,523,730)
(Decrease) increase in income taxes resulting from:
Effect of state tax rate changes	(707,210)	93,693	(384,830)
State income tax (benefit) expense	(471,174)	509,565	(533,809)
Federal tax credits	(454,050)	—	—
FTC civil penalty	—	437,500	437,500
Worthless stock deduction	—	—	(5,166,286)
Forgiveness of debt expense	—	—	(2,153,752)
Write-off of deferred tax assets	—	—	2,659,471
Impairment of intangible asset	—	—	284,340
Other adjustments, net	(144,664)	(59,866)	(70,572)

Effective income tax expense (benefit)	$3,144,701	$7,983,828	$(8,451,668)

Effective income tax rate	22.4%	39.9%	83.9%

As of December 31, 2012, the Company had generated federal and state net operating loss carryforwards of $7,513,119 and $13,108,488, respectively. The federal net operating losses can be used for a 20-year period, and if unused, will begin to expire in 2030. The state net operating losses have expiration periods that vary by state, which range from 5 to 20 years. The Company expects to be able to utilize these net operating loss carryforwards and therefore has not recorded a valuation allowance.

Deferred tax assets and liabilities are recognized for the estimated future tax effect of temporary differences between the tax basis of assets or liabilities and the reported amounts in the financial statements.

The components of deferred tax assets and liabilities consisted of the following:

	December 31, 2012	December 31, 2011
Deferred tax assets:
Net operating loss carryforwards	$3,031,138	$5,553,813
Debt modification	2,841,907	—
Stock options	2,784,569	2,557,467
Accrued expenses	1,935,120	2,530,626
Interest rate swap agreement	308,783	333,062
Charge-off adjustment	18,839	682,159
Other	929,597	303,045

Total	11,849,953	11,960,172

Deferred tax liabilities:
Purchased receivables revenue recognition	73,778,240	67,013,763
Goodwill and other intangible assets	1,744,257	1,737,445
Property and equipment	1,389,461	3,364,891
Prepaid expenses	360,450	307,843
Other	—	10,271

Total	77,272,408	72,434,213

Net deferred tax liabilities	$65,422,455	$60,474,041

Certain reclassifications and adjustments have been made to the 2011 deferred tax classifications to conform with the 2012 presentation. The reclassifications had no effect on net income or net balance sheet positions and were made to enhance the identification of these tax items.

The Company uses a recognition threshold and measurement attribute for the financial statement recognition of uncertain tax positions. The changes in unrecognized tax benefits were as follows:

	Years Ended December 31,
	2012	2011
Beginning balance	$930,003	$1,041,490
Additions based on tax positions taken in prior years	17,916	142,221
Reductions for lapse in statute of limitations	(608,064)	(253,708)

Ending balance	$339,855	$930,003

As of December 31, 2012, the Company had gross unrecognized tax benefits of $339,855 that, if recognized, would result in a net tax benefit of $220,906 and would favorably affect the Company’s effective tax rate. It is expected that the amount of unrecognized tax benefits will not change significantly in the next twelve months.

The penalties and interest associated with uncertain tax positions are recorded as part of the provision for income taxes. These amounts as of December 31, 2012 and 2011 were $85,248 and $243,514, respectively.

The federal income tax returns of the Company for the years 2008 through 2011 are subject to examination by the IRS, generally for three years after the latter of their extended due date or when they are filed. The state income tax returns and other state tax filings of the Company are subject to examination by the state taxing authorities, for various periods generally up to four years after they are filed. The Company is currently under examination by the IRS for tax years 2008 through 2010.

14. Selected Quarterly Operating Results (unaudited)

The following tables set forth a summary of the Company’s consolidated results on a quarterly basis for the years ended December 31, 2012 and 2011. The information for each of these quarters is unaudited and, in the Company’s opinion, has been prepared on a basis consistent with the Company’s audited consolidated financial statements appearing elsewhere in this Annual Report. This information includes all adjustments, consisting only of normal recurring adjustments the Company considered necessary for a fair presentation of this information when read in conjunction with the Company’s consolidated financial statements and related notes appearing elsewhere in this Annual Report. Results of operations for any quarter are not necessarily indicative of the results for a full year or any future periods.

Quarterly Financial Data

	Quarter
	First	Second	Third	Fourth
2012

Total revenues	$61,834,300	$58,708,668	$54,694,795	$51,703,425
Total operating expenses	48,341,603	48,406,563	48,563,046	46,836,538
Income from operations	13,492,697	10,302,105	6,131,749	4,866,887
Net income	5,431,859	3,713,388	1,535,301	237,033
Total comprehensive income	5,330,019	3,683,556	1,621,325	266,325
Weighted average number of shares:
Basic	30,806,948	30,882,061	30,924,121	30,925,324
Diluted	30,878,147	31,057,759	31,179,325	31,112,684
Earnings per common share outstanding:
Basic	$0.18	$0.12	$0.05	$0.01
Diluted	$0.18	$0.12	$0.05	$0.01

	Quarter
	First	Second	Third	Fourth
2011

Total revenues	$50,392,991	$54,693,417	$56,613,532	$56,376,128
Total operating expenses	45,899,974	45,526,983	48,506,204	45,231,375
Income (loss) from operations	4,493,017	9,166,434	8,107,328	11,144,753
Net income (loss)	1,085,563	3,658,842	3,070,602	4,209,553
Total comprehensive income (loss)	1,415,624	3,974,619	3,465,077	4,317,018
Weighted average number of shares:
Basic	30,725,786	30,751,487	30,781,016	30,794,320
Diluted	30,822,828	30,838,302	30,843,313	30,828,366
Earnings (loss) per common share outstanding:
Basic	$0.04	$0.12	$0.10	$0.14
Diluted	$0.04	$0.12	$0.10	$0.14

Quarterly Changes in Valuation Allowance for Purchased Receivables

	Quarter
2012	First	Second	Third	Fourth
Beginning balance	$55,914,400	$50,939,200	$46,543,700	$38,040,700
Impairments	—	1,710,000	1,717,000	920,000
Reversal of impairments	(4,496,700)	(6,105,500)	(2,202,800)	—
Deductions(1)	(478,500)	—	(8,017,200)	(13,792,400)

Ending balance	$50,939,200	$46,543,700	$38,040,700	$25,168,300

	Quarter
2011	First	Second	Third	Fourth
Beginning balance	$87,323,300	$82,187,300	$71,753,600	$62,705,600
Impairments	2,771,000	67,900	—	—
Reversal of impairments	(1,688,400)	(2,069,300)	(2,733,100)	(2,558,500)
Deductions(1)	(6,218,600)	(8,432,300)	(6,314,900)	(4,232,700)

Ending balance	$82,187,300	$71,753,600	$62,705,600	$55,914,400

(1)

Deductions represent impairments on purchased receivable portfolios that became fully amortized during the period and, therefore, the balance is removed from the valuation allowance since it can no longer be reversed.

15. Subsequent Event

On March 6, 2013, the Company entered into a definitive agreement and plan of merger (the “Merger Agreement”) with Encore Capital Group, Inc. (“Encore”), pursuant to which a subsidiary of Encore will merge with and into the Company, with the Company as the surviving corporation (the “Merger”). In connection with the Merger, each outstanding share of the Company’s common stock will be converted into the right to receive a cash amount equal to $6.50 per share, with the option for the Company’s stockholders to elect to receive, in lieu of cash, all or a portion of the merger consideration in Encore common stock. Encore will issue 0.2162 shares of common stock for each share of the Company’s common stock with respect to which an election to receive stock is made. In no event will more than 25% of the outstanding shares of the Company’s common stock be exchanged for shares of Encore’s common stock. The parties’ obligation to complete the transaction is subject to several conditions, including, among others, approval by the Company’s stockholders, the termination or expiration of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act and other customary conditions. The consummation of the transaction is not conditioned on the receipt of financing. There can be no assurance that the transaction will be consummated. The transaction is currently expected to be completed in the second quarter of 2013.